EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”), dated and effective as of February 28, 2024 (the “Effective Date”), by and between 1606 Corp., a Nevada corporation with principal offices at 2425 E. Camelback Road, Suite 150, Phoenix Arizona 85016 (the “Company”), and Austen Lambrecht residing at 4808 N 24th St. Unit 1207 Phoenix, Arizona 85016 (the “VP”). As of the Effective Date, this Agreement replaces and supersedes that certain Employment Agreement between the Company and the Executive effective in February 2023 (the “Prior Agreement”).

WITNESSETH:

WHEREAS, the Company desires to employ the VP as Vice President, and the VP desires to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment.

The VP will be employed by the Company as VP. The VP will report to the Chief Operating Officer of the Company (the “Board”) and shall perform such duties as are consistent with his position as VP (as applicable, the “Services”). The VP agrees to perform such duties faithfully, to devote all of his working time, attention and energies to the business of the Company, and while he remains employed by the Company, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

 2. Term.

The VP’s employment under this Agreement (the “Term”) shall commence as of the Effective Date and shall continue for a term of three (3) years unless sooner terminated pursuant to Section 8 of this Agreement. This Agreement shall automatically be renewed for additional six-month periods (included in the definition of Term) unless either party has provided written termination of this Agreement at least ninety (90) days prior to the expiration of such Term, or if terminated for Cause (as defined below) regardless of timing. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 5 hereof and survive the expiration or termination hereof.

3. Best Efforts; Place of Performance.

(a) The VP shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the VP of his duties hereunder or the VP’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

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(b) The duties to be performed by the VP hereunder shall be performed in any suitable location to efficiently complete the required tasks, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate.

4. Compensation. As full compensation for the performance by the VP of his duties under this Agreement, the Company shall pay the VP as follows:

(a) Base Salary. The Company shall pay VP a salary (the “Base Salary”) equal to ninety-seven thousand dollars (97,000) per year. Payment shall be made in accordance with the Company’s normal payroll practices.

(b) Bonus. The VP shall be entitled to such bonus as determined by the Board of Directors. Bonus may include shares of preferred stock, common stock or cash.

(c) Equity Compensation. On the Effective Date, or as soon as practicable thereafter once the Certificate of Designation is filed for the Series B Super Voting Preferred Stock (the “Series B Preferred Stock”), the Company shall award the VP thirty (30) shares of Series B Preferred Stock.

(d) Healthcare. The VP shall have the right to participate in a healthcare plan once established by the Company.

(e) Expenses. The Company shall reimburse the VP for all normal, usual and necessary expenses incurred by the VP in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the VP’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(f) Vacation. The VP shall, during the Term, be entitled to twenty (20) days’ vacation per annum, in addition to holidays observed by the Company. The VP shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for unused vacation days.

5. Confidential Information and Inventions.

(a) The VP recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the VP agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The VP expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The VP agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the VP’s duties to the Company. The VP agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

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(b) Except with prior written authorization by the Company, the VP agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c) The VP agrees that all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone or in conjunction with others, through the use of the resources of the Company or directly related to the business of the Company (the “Inventions”) during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in the Inventions. The VP hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board of Directors of the Company may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c). The VP further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the VP will execute all documents necessary (even after termination of this Agreement):

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patents, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d) The VP shall cooperate in all regards with the Company, in any and all matters, including but not limited to, the execution of any and all documents pertaining to the Company (even after termination of this Agreement).

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(e) The VP acknowledges that while performing the Services under this Agreement the VP may locate, identify and/or evaluate patented or patentable inventions or other business opportunities (the “Third Party Inventions”) having commercial potential in the fields which may be of potential interest to the Company or one of its affiliates. The VP understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the VP), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company or such affiliate and the VP shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company. Notwithstanding the foregoing, if the Company, having been presented with the opportunity by the VP to pursue such Third-Party Inventions chooses not to do so, then VP may pursue such Third Party Inventions himself without accounting to the Company therefore.

(f) VP agrees that he will promptly disclose to the Company, or any persons designated by the Company, all improvements, Inventions made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term.

(g) The provisions of this Section 5 shall survive any termination of this Agreement.

6. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) The VP understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the VP will have access to, and knowledge of, Confidential and Proprietary Information (as defined in Section 5) and the VP agrees that, during the Term and for a period of twelve (12) months thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be nationwide. The VP acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the VP narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company shall be deemed to be actively engaged on the date hereof in the development and commercialization of hemp related products and in the future in any other business in which it actually devotes substantive resources to study, develop or pursue. Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit the VP from (i) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation. This Section 6(a) shall not be enforceable by the Company against VP if the VP (i) is terminated by the Company without Cause; or (ii) terminates this Agreement for Good Reason.

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(b) During the Term and for a period of twelve (12) months thereafter, the VP shall not, directly or indirectly, without the prior written consent of the Company:

(i) solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

(ii) solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or

(iii) solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products or services which compete directly with the products or services provided or supplied by the Company or any of its affiliates, or

(iv) Notwithstanding the foregoing, Sections 6(b)(ii) and 6(b)(iii) shall not be enforceable by the Company against VP if the VP (i) is terminated by the Company without Cause; or (ii) terminates this Agreement for Good Reason.

(c) The Company and the VP each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d) In the event that the VP breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections, in addition to any other remedies at law or in equity to which the Company may be entitled.

(e) Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.

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(f) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, the VP shall not use as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

(g) The prov1s1ons of this Section 6 shall survive any termination of this Agreement.

7. Representations and Warranties by the VP.

The VP hereby represents and warrants to the Company as follows:

(i) Neither the execution or delivery of this Agreement nor the performance by the VP of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the VP is a party or by which he is bound.

(ii) The VP has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the VP enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the VP to execute and deliver this Agreement or perform his duties and other obligations hereunder.

8. Termination. The VP’s employment hereunder shall be terminated upon the VP’s death and may be terminated as follows:

(a) The VP’s employment hereunder may be terminated by the Board of Directors of the Company for Cause that is not cured by the VP within thirty (30) days after receipt of written notice by the Company to VP of such Cause. Any of the following actions by the VP shall constitute “Cause”:

(i) The continued willful, intentional failure, willful disregard or willful refusal by the VP to perform his duties hereunder;

(ii) Any willful, intentional grossly negligent act by the VP having the effect of injuring, in a material way (whether financial or otherwise and as determined in good- faith by a majority of the Board of Directors of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

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(iii) Willful and intentional misconduct by the VP in respect of the duties or obligations of the VP under this Agreement, including insubordination with respect to the lawful directions received by the VP from the Board of Directors of the Company;

(iv) The VP’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v) The determination by the Company, after diligent investigation by the Company following a written allegation by another employee of the Company, that the VP engaged in harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the VP’s actions were specifically directed in writing by the Board of Directors of the Company;

(vi) Any intentional misappropriation or intentional embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony); and

(vii) Breach by the VP of any of the provisions of Sections 5, 6, or 7 of this Agreement; and

(viii) An intended and willful material breach by the VP of any provision of this Agreement other than those contained in Sections 5, 6, or 7 which is not cured by the VP within thirty (30) days after written notice thereof is given to the VP by the Company.

(b) The VP’s employment hereunder may be terminated by the Board of Directors of the Company due to the VP’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board of Directors of the Company has provided a written termination notice to the VP supported by a written statement from a reputable independent physician to the effect that the VP shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing nine (9) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board of Directors of the Company after the VP has been unable to substantially perform his duties hereunder for ninety (90) or more consecutive days, or more than one hundred and twenty (120) days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), the VP agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c) The VP’ s employment hereunder may be terminated by the Board of Directors of the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

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(d) The VP’s employment hereunder may be terminated by the VP for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) any material breach by the Company of this Agreement that is not cured by the Company within 60 days after receipt of written notice by VP to the Company of such material breach; or (ii) any material diminution in the duties, responsibilities, rights, or privileges, which were applicable to and enjoyed by the VP at the commencement of the Term, without the consent of the VP, except as a result of the termination of the VP’s employment by the Company.

9. Compensation upon Termination.

(a) If the VP’s employment is terminated as a result of his death or Disability, the Company shall pay to the VP or to the VP’s estate, as applicable, his Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to one year of Base Salary (at the time his Death or Disability occurs) within 30 days of his Death or Disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments.

(b) If the VP’s employment is terminated by the Board of Directors of the Company for Cause, then the Company shall pay to the VP his Base Salary through the date of his termination and the VP shall have no further entitlement to any other compensation or benefits from the Company.

(c) If the VP’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to the VP his Base Salary for a period of twelve (12) months following such termination, (ii) pay the VP any accrued and any earned but unpaid Bonus, (iv) pay the VP the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iv) pay expense reimbursement amounts through the date of termination. All Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date and shall remain exercisable for a period as outlined in the Company’s Stock Option program.

(d) If the VP’s employment is terminated by the VP for Good Reason, by the Company without Cause, then the Company shall (i) pay VP a single lump sum cash payment within five business days of such termination equal to six (6) times the then monthly Base Salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over twelve (12) equal monthly installments), and (ii) pay VP the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay VP any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination. All Stock Options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any Stock Options that have vested as of the date of termination shall remain exercisable for a period as outlined in the Company’s Stock Option program.

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(e) This Agreement sets forth the only obligations of the Company with respect to the termination of the VP’s employment with the Company, and the VP acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided for herein.

(f) The provisions of this Section 9 shall survive any termination of this Agreement.

10. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Arizona, without giving effect to its principles of conflicts of laws.

(b) Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in Arizona in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the non- exclusive jurisdiction of the Supreme Court of the State of Arizona, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. Each party shall be responsible for its/his own attorney’s fees in such arbitration, and all of the costs and expenses incurred with respect to the arbitration proceeding (except for the filing fee, which shall be borne solely by the party commencing the arbitration) shall be divided equally between the parties. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d) This Agreement, and the VP’s rights and obligations hereunder, may not be assigned by the VP. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets or other Change of Control.

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(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof which shall be deemed null and void. No representation promises or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

G) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

1606 Corp.

By:	/s/ Greg Lambrecht
Name:	Greg Lambrecht
Title:	CEO

By:	/s/ Austen Lambrecht
Name:	Austen Lambrecht

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